EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
EOG RESOURCES, INC.
EOG Resources, Inc. (the “Company”), a corporation duly incorporated and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Restated Certificate of Incorporation of the Company (as heretofore amended) and hereby certifies as follows:

1.	Paragraph A of Article FOURTH of the Company’s Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

“A. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Billion, Two Hundred Ninety Million (1,290,000,000) shares, consisting of One Billion, Two Hundred Eighty Million (1,280,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”).”

2.	This Amendment was duly adopted by the Board of Directors of the Company and by the stockholders of the Company, in accordance with the provisions of Section 242(b) of the DGCL.

3.	This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 28th day of April, 2017.

EOG RESOURCES, INC.

By:	/s/ MICHAEL P. DONALDSON

Name:	Michael P. Donaldson

Title:	Executive Vice President, General Counsel and Corporate Secretary